Exhibit 99.1

Harbin Electric, Inc. Sets Record Date For Special Meeting of Stockholders

HARBIN, China, August 15, 2011 -- Harbin Electric, Inc., ("Harbin Electric" or the "Company"; Nasdaq: HRBN), a leading developer and manufacturer of a wide array of electric motors in the People's Republic of China ("China"), announced today that its Board of Directors has set September 13, 2011 as the record date for stockholders entitled to receive notice of and to vote at its upcoming Special Meeting of Stockholders (the “Record Date”) to be called to approve the Agreement and Plan of Merger, dated June 19, 2011 ("Merger Agreement"), with Tech Full Electric Company Limited, a Cayman Islands exempted company with limited liability, wholly owned indirectly by Mr. Tianfu Yang, the Company's Chairman and Chief Executive Officer ("Parent") and Tech Full Electric Acquisition, Inc., a Nevada corporation and a wholly-owned subsidiary of Parent ("Merger Sub").  The Company’s Board of Directors has not yet established the date of such Special Meeting.  The Company will announce the date of the Special Meeting once that date has been determined by its Board of Directors.

In order to be able to exercise the right to vote all shares held as of the Record Date, the Company strongly recommends that stockholders contact their brokerage firm, bank custodian or other nominee and request their shares not be on loan on the Record Date.  Stockholders should be aware that the right to vote shares of our stock belongs to whoever has the shares as of the Record Date.  Stockholders should also be aware that any shares held in a margin account are automatically eligible to be loaned out, typically without notice to the stockholder.

Pursuant to the Merger Agreement, upon the terms and subject to the conditions thereof, at the effective time of the merger, Merger Sub will be merged with and into the Company, the Company will become a wholly-owned subsidiary of the Parent and each of the Company's shares of common stock issued and outstanding immediately prior to the effective time of the merger (the "Shares") will be converted into the right to receive $24.00 in cash without interest, except for Shares owned by Parent and Merger Sub (including shares to be contributed to Parent by Mr. Tianfu Yang, affiliates of Abax Global Capital ("Abax") and certain of the Company's employees and officers (collectively, the "Purchasing Group") prior to the effective time of the merger pursuant to a contribution agreement between Parent, each member of the Purchasing Group and Tianfu Investments Limited, a Cayman Islands company directly owning 100% of the equity interest in Parent (“Tianfu Investments”)). Currently, the Purchasing Group collectively beneficially owns approximately 40.4% of the Company's outstanding shares of common stock.

As previously disclosed, in connection with and in order to fund the proposed merger transaction, Parent has previously delivered to the Company a fully-executed facility agreement between China Development Bank and Parent providing for $400 million of debt financing and a fully-executed note purchase agreement between Abax Emerald Ltd. and Tianfu Investments providing for $25 million of mezzanine financing.  Abax has also delivered to Tianfu Investments an executed $38.8 million equity commitment letter and Parent has delivered a fully-executed contribution agreement to the Company whereby members of the Purchasing Group will contribute 12,695,384 shares of Company common stock to Parent (the equivalent of an investment of approximately $304.7 million based on the per share merger consideration of $24.00 per share).

This press release is not a proxy statement or a solicitation of proxies from the holders of common stock of the Company. Any solicitation of proxies will be made only by the proxy statement that will be provided to the Company’s stockholders. Investors and security holders of the Company are urged to read the proxy material because it contains important information about the Company and the proposed going private transaction.

About Harbin Electric, Inc.

Harbin Electric, headquartered in Harbin, China, is a leading developer and manufacturer of a wide array of electric motors with a focus on innovative, customized, and value-added products. Its major product lines include industrial rotary motors, linear motors, and specialty micro-motors. The Company's products are purchased by a broad range of domestic and international customers, including those involved in the energy industry, factory automation, food processing, packaging, transportation, automobile, medical devices, machinery and tool manufacturing, chemical, petrochemical, as well as in the metallurgical and mining industries. The Company operates four manufacturing facilities in China located in Xi'an, Weihai, Harbin, and Shanghai.

Harbin Electric has built a strong research and development capability by recruiting talent worldwide and through collaboration with top scientific institutions. The Company owns numerous patents in China and has developed award-winning products for its customers. Relying on its own proprietary technology, the Company developed an energy efficient linear motor driven oil pump, the first of its kind in the world, for the largest oil field in China. Its self-developed linear motor propulsion system is powering China's first domestically-made linear-motor-driven metro train. As China continues to grow its industrial base, Harbin Electric aspires to be a leader in the industrialization and technology transformation of the Chinese manufacturing sector. To learn more about Harbin Electric, visit www.harbinelectric.com.

Safe Harbor Statement

The actual results of Harbin Electric, Inc. could differ materially from those described in this press release. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in the Company’s periodic filings with the U.S. Securities and Exchange Commission, including the factors described in the section entitled “Risk Factors” in its annual report on Form 10-K for the year ended December 31, 2010. The Company does not undertake any obligation to update forward-looking statements contained in the press release. This press release contains forward-looking information about the Company that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and the Company’s future performance, operations and products.

A number of the matters discussed herein that are not historical or current facts deal with potential future circumstances and developments, in particular, whether and when the transactions contemplated by the Merger Agreement will be consummated. The discussion of such matters is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from actual future experience involving any one or more of such matters. Such risks and uncertainties include: any conditions imposed on the parties in connection with consummation of the transactions described herein; adoption of the Merger Agreement by our shareholders; satisfaction of various other conditions to the closing of the transactions described herein; and the risks that are described from time to time in our reports filed with the SEC.

For investor and media inquiries, please contact:

Christy Shue
Harbin Electric, Inc.
Executive VP, Finance & Investor Relations
Tel: +1-631-312-8612
Email: IR@HarbinElectric.com

Linda Bergkamp
Christensen Investor Relations
Tel: +1-480-614-3004
Email: lbergkamp@christensenir.com